Confidential

           MANUFACTURING, COMMERCIALIZATION AND DEVELOPMENT AGREEMENT

      THIS AGREEMENT is made this 25th day of February, 2005, to be effective as of the Effective Date, by and among Hospira, Inc., a Delaware corporation having its principal place of business at 275 North Field Drive, Lake Forest, Illinois 60045 ("Hospira"), and ICU Medical, Inc., a Delaware corporation having its principal place of business at 951 Calle Amanecer, San Clemente, California 92673 ("ICU").

                                    RECITALS

      A. ICU and Hospira have entered into that certain Asset Purchase Agreement dated as of February 25, 2005 (the "Asset Purchase Agreement"), which ICU contemplates assigning to NEWCO, pursuant to which Hospira is transferring to ICU certain of its assets related to the manufacture of the Transferred Products and Transferred Components (each as defined below).

      B. Hospira and ICU wish to enter into an arrangement whereby ICU will manufacture the Transferred Components and Transferred Products for Hospira and Hospira will (i) incorporate certain Transferred Components into certain products to be marketed and sold by Hospira, and (ii) market and sell the Transferred Products with certain technical assistance from ICU, all on the terms contained herein. The Transferred Products and the Transferred Components together comprise the "SLC Products," as such term is defined in the Asset Purchase Agreement.

      1 C. Hospira and ICU also wish to enter into an arrangement whereby Hospira will manufacture Specified Components (as defined below) for ICU and ICU will incorporate such Specified Components into certain of the Transferred Products and Transferred Components prior to selling such Transferred Products or Transferred Components to Hospira.

      D. Hospira and ICU also wish to engage in the joint development of new products on the terms contained herein and to enter into certain agreements with respect to new products developed by Hospira or ICU individually.

      NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and upon the terms and subject to the conditions set forth below, Hospira and ICU hereby agree as follows:

                            ARTICLE 1 - DEFINITIONS

      1.1 Certain Definitions. The following words and phrases, when used herein, shall have the meanings set forth or referenced below:

      "Act" shall mean the United States Food, Drug and Cosmetic Act, as amended, and all regulations promulgated thereunder.

      "ADR" shall have the meaning set forth in Section 14.4.

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      "Affiliate" shall mean with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, "control" as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

      "Asset Purchase Agreement" shall have the meaning set forth in the Recitals.

      "Audit Rights" shall mean the rights of a Party to select an independent certified public accountant reasonably acceptable to the other Party to inspect, during normal business hours and upon at least 10 Business Days' notice to such other Party, the applicable records of such other Party to confirm the accuracy of its calculations or compliance with specific provisions of this Agreement that provide for such rights. The determination of the independent certified public accountant shall be binding on the Parties.

      "Business Day" shall mean any day other than a day which is a Saturday or Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required to remain closed.

      "cGMPs" shall mean all current and future good manufacturing practices and quality systems regulations promulgated by any applicable Regulatory Authority in a country in which the applicable Product is or will be sold, to the extent applicable to such Product, including those promulgated by the FDA under 21 C.F.R. Part 820.

      "Catheters" shall mean those Transferred Products identified on Exhibit 1.1C as Catheters.

      1 "Confidential Information" shall mean (i) any and all technical data, information, materials, trade secrets and other know-how currently owned by or hereafter developed by, on behalf of, or derived either directly or indirectly from either Party or its Affiliates, which relates to a Product, its development, manufacture, promotion, marketing, distribution, sale or use, (ii) any and all financial data and information relating to the business of either of the Parties or of their Affiliates, which a Party or its Affiliates discloses to the other Party or its Affiliates, (iii) the Specifications and all amendments thereto, and (iv) the terms and conditions of this Agreement. If disclosed orally or visually, such information shall be considered "Confidential Information" only if it is identified as confidential at the time of disclosure and is summarized in a writing to the receiving Party within 30 days of such disclosure and identified as "Confidential." Notwithstanding the foregoing, the information described above shall not be "Confidential Information" if it:

            (a) is known to the receiving Party or any of its Affiliates at the time of the disclosure, as evidenced by written records;

            (b) is disclosed to the receiving Party or any of its Affiliates by a Third Party not bound by a confidentiality or similar agreement to hold such information in confidence;


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            (c) becomes patented, published or otherwise part of the public domain through no fault of the receiving Party or any of its Affiliates;

            (d) is independently developed by or for the receiving Party or any of its Affiliates without use of Confidential Information, as evidenced by written records;

            (e) is required by applicable Laws to be disclosed; provided, however, that no disclosure shall be made by a Party pursuant to this clause unless prior notice is given to the other Party and such other Party has a reasonable opportunity to limit such disclosure or take appropriate protective precautions relating to such disclosure; or

            (f) is necessary to disclose it to prosecute patent rights, obtain Regulatory Approvals for the Products, or manufacture, market, sell or distribute the Products pursuant to this Agreement; provided, however, that no disclosure shall be made by a Party pursuant to this clause unless prior notice is given to the other Party and such other Party has a reasonable opportunity to limit such disclosure or take appropriate protective precautions relating to such disclosure.

      "Contract Year" shall mean a calendar year during the Term, except that the first Contract Year shall commence on the Effective Date and end on December 31, 2005.

      "Cover Costs" shall have the meaning set forth in Section 3.2(d).

      "Custom Product" shall mean any Product specifically designed, configured or packaged in response to an individual customer request.

      "Customer Supply Agreements" shall have the meaning set forth in Section 3.2(d).

      "Delivery Date" means the date for delivery of any Product as specified in the applicable Purchase Order in accordance with the terms of this Agreement.

      "Development Spending" shall have the meaning set forth in Section 7.1(a).

      "Effective Date" shall mean the Closing Date, as defined in the Asset Purchase Agreement.

      1 "Facility" shall mean the manufacturing facility located at 4455 Atherton Drive, Salt Lake City, Utah.

      "FDA" shall mean the United States Food and Drug Administration and any successor agency thereto.

      "Field Correction" shall have the meaning set forth in Section 4.3.


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      "GAAP" shall mean United States generally accepted accounting principles consistently applied from period to period and throughout any period in accordance with the applicable Party's past practices.

      "Hospira Change of Control Event" shall mean (a) any transaction or series of transactions that causes a Third Party to own, directly or indirectly, at least 50% of the outstanding voting securities of Hospira or to be the surviving corporation in a merger with Hospira; (b) as a result of or in connection with a contested election of Hospira directors pursuant to a proxy fight for control of the company, persons who were directors immediately before the election cease to constitute a majority; or (c) the assignment, sale, transfer, spin-off, lease or other disposition to a Third Party of all or substantially all of the assets of Hospira or of the Critical Care business of Hospira.

      "Hospira Derivative Product" shall mean any new product developed or acquired by Hospira that is derived from Confidential Information shared with Hospira by ICU.

      "Hospira Marks" shall mean the corporate names "Hospira" and "Hospira, Inc." and the trademarks, tradenames, service marks and logos of Hospira.

      "ICU Change of Control Event" shall mean: (a) any transaction or series of transactions that causes a Third Party to own, directly or indirectly, at least 50% of the outstanding voting securities of ICU or the surviving corporation in a merger with ICU; (b) as a result of or in connection with a contested election of ICU directors pursuant to a proxy fight for control of the company, persons who were directors immediately before the election cease to constitute a majority; or (c) the assignment, sale, transfer, spin-off, lease or other disposition to a Third Party of all or substantially all of the assets of ICU or of the assets associated with this Agreement.

      "ICU Derivative Product" shall mean any new product developed or acquired by ICU that is derived from the technology, know-how or Confidential Information transferred to or shared with ICU by Hospira.

      "ICU Marks" shall mean the corporate names "ICU," "ICU Medical" and "ICU Medical, Inc." and the trademarks, tradenames, service marks and logos of ICU.

      "including" shall mean "including without limitation."

      "ISO" shall mean International Standards Organization.

      "Laws" shall mean all national, international, federal, state and local laws, statutes, regulations and guidelines, including cGMPs.

      "Liabilities" shall have the meaning set forth in Section 11.1.

      "MSDSs" shall have the meaning set forth in Section 3.6(e).

      "Newco" shall have the meaning set forth in the Asset Purchase Agreement.

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      "New Hospira Competitive Product" shall mean any new product (other than a
New Joint Product or Hospira Derivative Product) developed or acquired by
Hospira independent of this Agreement, and without the use of Confidential Information shared with Hospira by ICU, that could reasonably be expected to reduce the sales of a Transferred Product by 10% or more. Notwithstanding the foregoing, New Hospira Competitive Products shall not include any product for which Hospira does not acquire manufacturing rights.

      "New ICU Competitive Product" shall mean any new product (other than a New Joint Product or an ICU Derivative Product) developed or acquired by ICU independent of this Agreement, and without the use of technology, know-how or Confidential Information transferred to or shared with ICU by Hospira, that could reasonably be expected to reduce the sales of a Transferred Product by 10% or more. Notwithstanding the foregoing, New ICU Competitive Products shall not include any products for which ICU does not acquire marketing, sales or distribution rights.

      "New Joint Product" shall mean any of the following:

            (a) a new product or an improvement or modification of a Transferred Product or Transferred Component, in each case funded in whole or in part by the Development Spending;

            (b) an ICU Derivative Product or Hospira Derivative Product that the Parties designate in writing as a New Joint Product; or

            (c) a product which results from any future improvements or modifications to the Specifications in accordance with Section 3.1 for the products described in subsections (a) or (b).

      "Party" shall mean any of ICU, Newco or Hospira and their respective successors and permitted assigns, and "Parties" shall mean ICU, Newco and Hospira and their respective successors and permitted assigns.

      "Person" means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, the executors, administrators or other legal representative of an individual in such capacity, unincorporated association, joint venture, a government (or any agency or department of any government) or any other entity.

      "Product" shall mean (i) any Transferred Product, (ii) any Transferred Component, (iii) any New Joint Product, or (iv) any New ICU Competitive Product or New Hospira Competitive Product that ICU has agreed in writing to manufacture and sell to Hospira, and Hospira has agreed in writing to purchase from ICU, in accordance with Article 8.

      "Purchase Order" shall have the meaning set forth in Section 2.2(a).

      "Regulatory Approval" shall mean all necessary and appropriate regulatory approvals, licenses, registrations and authorizations from the applicable Regulatory Authority to manufacture, use, store, import, export, transport, promote, market and sell any Product in a country, and any renewals of the foregoing.


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      "Regulatory Authority" shall mean any governmental authority or agency charged with issuing approvals, licenses, registrations or authorizations necessary for the manufacture, use, storage, import, export, transport, marketing, promotion or selling of any Product in a country.

      "Recall" shall have the meaning set forth in Section 4.3.

      "Special Transaction" shall mean, collectively, the following: (i) the transfer by ICU to Hospira of all tangible assets the use of which is exclusively or more than 50% devoted to the manufacture of Transferred Products, Transferred Components, New Joint Products and New Hospira Competitive Products under this Agreement, in exchange for a payment by Hospira to ICU of the net book value (defined in accordance with GAAP) of such assets, (ii) the grant by ICU to Hospira of a non-exclusive license on commercially reasonable terms to be negotiated in good faith by the Parties of all rights to any intellectual property rights owned solely by ICU that is necessary to manufacture and sell New Joint Products; (iii) the transfer by ICU to Hospira, and the release by ICU of all rights to all manufacturing processes, documentation, specifications, know-how, intellectual property and Regulatory Approvals necessary for the manufacture and sale of the Transferred Products, Transferred Components and New Hospira Competitive Products; (iv) the provision by ICU to Hospira of a copy of all manufacturing processes, documentation, specifications, know-how, intellectual property and Regulatory Approvals to the New Joint Products; and
(v) the cooperation of the Parties with respect to all of the foregoing, and with respect to any further transfer of items described above by Hospira to any Third Party; provided that ICU shall not be required to grant licenses or transfer the items described in clauses (iii) and (iv) above that relate to ICU proprietary components or products, but shall sell such components or products to Hospira on commercially reasonable terms.

      "Specifications" shall mean those product formulations, standards, requirements and manufacturing, labeling, packaging and performance specifications for the Products and Specified Components as determined by Hospira and in effect at the time of manufacture of such Products and Specified Components in accordance with Section 3.1.

      "Specified Components" shall mean those components of the Transferred Products or Transferred Components that, before the Effective Date, were manufactured at Hospira facilities other than the Facility and supplied to the Facility, as more particularly described on Exhibit 1.1A.

      "Standard Products" shall mean Products that are not Custom Products.

      "Surgicare Products" shall mean those Transferred Products identified as Surgicare Products on Exhibit 1.1C, as such Transferred Products may be improved or modified from time to time through changes to the Specifications in accordance with Section 3.1.

      "Term" shall have the meaning set forth in Section 13.1.


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      "Third Party" shall mean any Person other than the Parties and their
Affiliates.

      "Third Party Rights" shall have the meaning set forth in Section 3.2(c).

      "Transfer Price Credit" shall have the meaning set forth in Section 2.7(b)(i)(D).

      "Transferred Components" shall mean those components that, before the Effective Date, were manufactured at the Facility and supplied to other Hospira facilities and Third Parties and are listed on Exhibit 1.1B, as such components may be improved or modified from time to time through changes to the Specifications in accordance with Section 3.1.

      "Transferred Products" shall mean those products that, before the Effective Date, were manufactured at the Facility and are listed on Exhibit 1.1C, as such products may be improved or modified from time to time through changes to the Specifications in accordance with Section 3.1, unless such changes to the Specifications result in the creation of a New Joint Product, as provided in the definition of New Joint Product.

      "United States" shall mean the United States of America and shall include its territories and possessions, the District of Columbia and Puerto Rico.

      1.2 Definitions Relating to Pricing. Certain words and phrases used herein and related to pricing have the meanings set forth in Exhibit 1.2.

                   ARTICLE 2 - PURCHASE AND SALE OF PRODUCTS

      2.1 Purchase and Sale of Products.

            (a) Transferred Products. During the Term, Hospira shall purchase all of its requirements of the Transferred Products for sale in the United States (provided that Hospira shall purchase all of its worldwide requirements for Catheters) from ICU, and ICU shall manufacture and sell Transferred Products exclusively to Hospira on a worldwide basis, in accordance with the terms hereof. If Hospira plans to transfer the manufacture of products comparable to the Transferred Products from its Ireland facility or Costa Rica facility to Third Parties, Hospira shall provide ICU with notice and negotiate in good faith with ICU for the manufacture by ICU of such products. In addition, if Hospira plans to sell the Transferred Products (other than the Catheters) to its customers outside the United States, Hospira shall provide ICU with notice and negotiate in good faith with ICU for the manufacture by ICU of such products; provided that if Hospira and ICU are unable to reach agreement within 90 days after notice, Hospira may transfer the manufacture of such Transferred Products, or such products comparable to Transferred Products, to Third Parties.

            (b) Transferred Components.

                  (i) For a period of five years after the Effective Date, Hospira shall purchase all of its requirements of the Transferred Components from ICU (but only to the extent that such Transferred Components are to be incorporated into products, whether Transferred Products or not, that use


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Transferred Components manufactured at the Facility as of the Effective Date), and ICU shall manufacture and sell such Transferred Components exclusively to Hospira, in accordance with the terms hereof; provided that ICU shall be able to sell such Transferred Components to Third Parties if such Transferred Components were sold to such Third Parties by Hospira as of the Effective Date. Nothing in this Section 2.1(b) shall be deemed to prohibit Hospira from manufacturing, or having manufactured by a Third Party, components that are the same as or similar to the Transferred Components for use in products that do not use Transferred Components manufactured at the Facility as of the Effective Date.

                  (ii) From and after the date that is five years after the Effective Date, Hospira may manufacture, or have manufactured by a Third Party, Transferred Components for incorporation into any product if ICU does not provide transfer prices for such Transferred Components equal to or less than Hospira can obtain by such self- or Third-Party manufacturing.

                  (iii) Notwithstanding the foregoing, with respect to those Transferred Components that, as of the Effective Date, are purchased from Third Parties by Hospira and shipped to other Hospira facilities, Hospira may, at its option, elect to purchase such Transferred Components directly from a Third Party, rather than through ICU; provided Hospira gives ICU commercially reasonable notice of such election.

            (c) Other Products. During the Term, Hospira shall purchase from ICU, and ICU shall manufacture and sell exclusively to Hospira, in accordance with the terms hereof, (i) New Joint Products and (ii) any New ICU Competitive Product or New Hospira Competitive Product that ICU has agreed in writing to manufacture and sell to Hospira and Hospira has agreed in writing to purchase from ICU, in accordance with Article 8.

Nothing contained in this Agreement shall be construed to obligate Hospira to purchase any minimum quantity of any of the Products, except as provided in
Section 3.2(a) (Forecasting).

      2.2 Purchase Orders.

            (a) Purchase Orders. Hospira shall deliver purchase orders to ICU on Hospira's then applicable purchase order form (each a "Purchase Order") at least
(i) 21 days prior to the delivery date specified therein if such Purchase Order is for Custom Products unless any such Custom Product requires a component that is not then manufactured or purchased by ICU, (ii) 30 days prior to the delivery date specified therein if such Purchase Order is for Standard Products that have been included in the binding forecast delivered to ICU pursuant to Section 3.2(a), and (iii) at least 45 days prior to the delivery date specified therein if such Purchase Order is for Standard Products not included in the binding forecast delivered to ICU pursuant to Section 3.2(a) or for Custom Products that require a component not then manufactured or purchased by ICU. Each Purchase Order shall include the following information: Product list number and description, quantity, the applicable Transfer Price, required delivery schedule, delivery location, and shipping instructions. ICU shall accept all such Purchase Orders; provided, that ICU shall not be required to accept any Purchase Order for quantities of Products to be delivered in any month to the extent such quantities exceed the lesser of (A) 125% of the aggregate quantities for all Products ordered by Hospira pursuant to Purchase Orders that ICU was


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required to accept hereunder in the same month for the previous calendar year and (B) 125% of the aggregate quantities for all Products forecast for such month in the most recent binding forecast delivered to ICU pursuant to Section 3.2(a), but will use all commercially reasonable efforts to fill such orders for quantities over 125%. If there are significant changes in the Product mix reflected in Purchase Orders from the Product mix ordered for the same month for the previous calendar year or reflected in the most recent binding forecast, then the Parties will consider such significant changes when comparing the total aggregate quantities and negotiate in good faith to determine the quantities for which ICU will be required to accept Purchase Orders. With respect to the first 12 months of this Agreement, the foregoing reference to the aggregate quantities for all Products purchased by Hospira in the same month for the previous calendar year shall mean the quantities of Products manufactured by Hospira in the same month for the previous calendar year. Purchase Orders shall be non-cancelable, subject to Section 3.2(c) (Failure to Supply) below. Hospira will issue Purchase Orders with respect to all of the WIP (as defined in the Asset Purchase Agreement) with the Transfer Prices set in accordance with
Section 2.3(a).

            (b) Agreements Governing. All purchases of the Products by Hospira from ICU during the Term shall be subject to the terms and conditions of this Agreement, and any terms or conditions contained in a Purchase Order or confirmation form which conflict with this Agreement shall be of no force and effect unless the Parties specifically agree in writing to such terms and conditions.

            (c) Custom Products. ICU shall make commercially reasonable efforts to reduce the delivery time for Custom Products from the applicable delivery time specified in Section 2.2(a) above if Hospira reasonably determines that such a reduced delivery time is necessary to remain competitive in the Custom Product market.

      2.3 Transferred Product and Transferred Component Pricing (Excluding Surgicare Products).

            (a) The initial Transfer Price (along with the Cost Savings Estimate) for each of the Transferred Products and Transferred Components (other than Surgicare Products) sold by ICU to Hospira hereunder shall be as set forth on Exhibit 2.3 and shall be the Transfer Price until December 31, 2005. On or before September 1 of each Contract Year, ICU shall make a good faith estimate of the Cost Savings it expects to achieve for each Transferred Product or Transferred Component (other than Surgicare Products) during the subsequent Contract Year (the "Cost Savings Estimate") and shall submit such estimate, along with its estimate of the Fully Burdened Manufacturing Cost and the resulting Transfer Price for such Products, determined in accordance with
Exhibit 2.3(A), to Hospira in writing for approval, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, the Parties will negotiate in good faith to adjust the Transfer Prices prior to such annual change if it becomes apparent that the Transfer Price does not, or will not, materially reflect the agreement set forth in Exhibit 2.3(A) in order to minimize future Quarterly Variances. Notwithstanding the foregoing, with respect to Products that resulted from the WIP (as defined in the Asset Purchase Agreement) purchased by ICU pursuant to the Asset Purchase Agreement and, on the Effective Date, that had completed the manufacturing process and were either awaiting sterilization or in sterilization or awaiting the final quality assurance release, the Transfer Price shall be Hospira's 2005 standard cost as set forth in Exhibit 2.3.


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            (b) The Parties shall negotiate in good faith to develop, prior to
September 1 of Contract Year 2008 and each Contract Year thereafter, a method of determining the Transfer Prices for Products for the following Contract Year that eliminates the on-going calculation of Cost Savings and minimizes or eliminates any Quarterly Variance or other reconciliation process, in any case maintaining the general margin profile for each Party that results from the agreement described in Exhibit 2.3(A).

      2.4 RESERVED

      2.5 Surgicare Product Pricing. The initial Transfer Price for each of the Surgicare Products sold by ICU to Hospira hereunder shall be as set forth on
Exhibit 2.3 and shall be the Transfer Price until December 31, 2005. On or before September 1 of each Contract Year, ICU shall determine the Transfer Price it expects to charge Hospira for each Surgicare Product during the subsequent Contract Year in accordance with Exhibit 2.5 and shall submit such estimate to Hospira in writing for approval, which approval shall not be unreasonably withheld.

      2.6 New Joint Product Pricing. The Transfer Price for each New Joint Product sold by ICU to Hospira hereunder shall be as set forth in Exhibit 2.6.

      2.7 Payment.

            (a) Invoices. ICU shall invoice Hospira at the time of shipment for all Products purchased by Hospira hereunder at the Transfer Price specified in the applicable Purchase Order. Such invoices shall be paid in U.S. Dollars within 30 days after the invoice date.

            (b) Reconciliation of Transfer Prices with Actual Costs.

                  (i) Calculation. ICU shall submit to Hospira within 10 days following the end of each quarter a good faith estimate of each of the calculations in clauses A, B, C and D below. ICU shall use commercially reasonable efforts to submit to Hospira as soon as possible following the end of each quarter, and in no event later than 25 days after the end of each quarter, its actual calculations of each of the following:

                  (A) For Transferred Products (excluding Surgicare Products) and Transferred Components, the aggregate actual Cost Savings minus the aggregate Cost Savings Estimate (or, if greater, the applicable Guaranteed Cost Savings), in each case for all Transferred Products (excluding Surgicare Products) and Transferred Components sold by ICU to Hospira during such quarter, multiplied by the applicable Cost Savings Percentage, (the "Quarterly Variance");


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                  (B) For Surgicare Products, the Transfer Price minus the Final
                  Surgicare Product Cost, for all Surgicare Products sold by ICU to Hospira during such quarter (the "Quarterly Surgicare Variance");

                  (C) For New Joint Products, the Transfer Price minus the Final New Joint Product Cost, for all New Joint Products sold by ICU to Hospira during such quarter (the "Quarterly New Joint Product Variance"); and

                  (D) The number of direct labor hours used to produce Products during such quarter. Hospira shall receive a credit (the "Transfer Price Credit") for such quarter if such number is equal to or greater than 208,750 hours in that quarter. The amount of the Transfer Price Credit is set forth on Exhibit 2.7(b).

                  If the sum of the Quarterly Variance, Quarterly Surgicare Variance, Quarterly New Joint Product Variance and Transfer Price Credit, if any, is less than zero, then such sum shall be the "Shortfall Amount". If such sum is greater than zero, then such sum shall be the "Overpayment Amount". Hospira shall have 30 days after receipt of such calculations to
      (x) review and approve such calculations or (y) elect to have an audit of the applicable financial records of ICU performed by Hospira, or its representative, during normal business hours and upon at least five Business Days' notice to ICU. In addition, Hospira shall also have annual Audit Rights with respect to such calculations. ICU shall pay the cost (A) of any quarterly audit performed by Hospira if the Parties agree that the results of such audit establish that the Shortfall Amount or Overpayment Amount were miscalculated in ICU's favor by more than $25,000 or (B) of any audit conducted pursuant to Hospira's Audit Rights if the results of any such audit establish that the Shortfall Amount or Overpayment Amount was miscalculated in ICU's favor by more than $100,000. All individuals conducting any audits shall sign a non-disclosure agreement with ICU on terms at least as stringent as those contained in this Agreement.

                  (ii) Payment. Hospira shall pay ICU the Shortfall Amount, if any, within 30 days of the date of Hospira's approval of ICU's calculations or completion of the audit, as applicable, in accordance with Subsection (i) above. ICU shall reimburse Hospira the Overpayment Amount, if any, within 30 days of the date of Hospira's approval of its calculations or completion of the audit, as applicable, in accordance with Subsection (i) above.

      2.8 Raw Materials Reimbursement.

            (a) ICU shall use commercially reasonable efforts to use the Raw Materials (as defined in the Asset Purchase Agreement) transferred to ICU pursuant to the Asset Purchase Agreement in the manufacturing operations of ICU.

            (b) If at the date that is 18 months after the Effective Date, ICU has not sold or used any portion of the Raw Materials in its manufacturing operations, then ICU shall receive a credit on the next quarterly reconciliation pursuant to Section 2.7 equal to the gross value of the unused and unsold portion of Raw Materials less the amount of the reserves for Raw Materials on Hospira's books on the Effective Date, up to a maximum credit in the amount of 10 percent of the gross value as of the Effective Date of such Raw Materials.


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            (c) If ICU uses or sells any portion of such Raw Materials at any time after receiving a credit from Hospira pursuant to this Section 2.8, ICU shall return to Hospira the portion of such credit attributable to the Raw Materials used or sold by ICU.

            (d) Hospira shall have Audit Rights with respect to any calculations pursuant to this Section 2.8 if the Parties are unable to resolve any dispute through good faith discussions within 30 days of Hospira's dispute of such calculations. The cost of any audit under this Section 2.8(d) shall be paid by Hospira or ICU as determined in accordance with Section 2.7(b)(i).

                      ARTICLE 3 - MANUFACTURE OF PRODUCTS

      3.1 Manufacture of Products.

            (a) Specification Changes.

                  (i) Initiated by Hospira. Hospira may amend the Specifications from time to time with the prior written consent of ICU, which consent shall not be unreasonably withheld, and any resulting changes to the Fully Burdened Manufacturing Cost for a Product will be reflected in the applicable Transfer Price in accordance with the terms of Article 2. If any amendment to the Specifications requires Regulatory Approval, ICU and Hospira, as the case may be, shall make commercially reasonable efforts to obtain such Regulatory Approval as quickly as possible as required by Section 4.1 and ICU shall not implement such change until such Regulatory Approval has been received.

                  (ii) Initiated by ICU. ICU may amend the Specifications from time to time with the prior written consent of Hospira, which consent shall not be unreasonably withheld and any resulting changes to the Fully Burdened Manufacturing Cost for a Product will be reflected in the applicable Transfer Price in accordance with the terms of Article 2. If any change to the Specifications requires Regulatory Approval, ICU and Hospira, as the case may be, shall make commercially reasonable efforts to obtain such Regulatory Approval as quickly as possible as required by Section 4.1 and ICU shall not implement such change until such Regulatory Approval has been received.

                  (iii) Cost Impact. Promptly following a request by Hospira,
            ICU shall provide Hospira with a good faith estimate of the impact on the Fully Burdened Manufacturing Cost of any amendments to the Specifications proposed pursuant to this Section 3.1(a).

            (b) Manufacturing Changes.


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                  (i) ICU shall notify Hospira in writing prior to the
            implementation of any changes in its manufacturing process for a Product that affect the fit, form or function of such Product ("Manufacturing Changes") and shall provide Hospira with a good faith estimate of the impact of such Manufacturing Changes on the Fully Burdened Manufacturing Cost. Such notice shall include Manufacturing Changes that affect the Specifications, written quality plans or procedures for production, manufacturing procedures, component parts, raw materials, vendors or batch sizes.

                  (ii) Upon Hospira's request, ICU shall provide to Hospira
            representative samples of Products manufactured using any Manufacturing Changes in sufficient quantities for Hospira to evaluate such Manufacturing Changes. Upon such notice of any such Manufacturing Changes and after receipt of such representative samples (if requested), Hospira shall use commercially reasonable efforts to evaluate and notify ICU of its approval (which shall not be unreasonably withheld) or disapproval of such Manufacturing Changes within 30 days after the date of notice, but in any event within 60 days after the date of notice. If Hospira does not notify ICU of its disapproval of such Manufacturing Changes within such period, then such Manufacturing Changes shall be deemed to be approved by Hospira, and ICU shall notify Hospira when it has implemented such Manufacturing Changes.

                  (iii) In the event any Manufacturing Change has an impact on any Regulatory Approval, the responsibilities and costs for any necessary amendments, notifications or resubmissions (as determined by the responsible Party) shall be allocated as provided in Section
            4.1. Changes to the Fully Burdened Manufacturing Cost caused by a Manufacturing Change will be reflected in the applicable Transfer Price in accordance with the terms of Article 2. If any Manufacturing Change requires Regulatory Approval, ICU and Hospira, as the case may be, shall use commercially reasonable efforts to obtain such Regulatory Approval as quickly as possible as required by Section 4.1 and ICU shall not implement such change until such Regulatory Approval has been received.

            (c) Manufacturing Site. ICU shall initially manufacture the Products at the Facility. If ICU plans to move any manufacturing of Products to a location other than the Facility, ICU shall use commercially reasonable efforts to notify Hospira at least 60 days (but in any event not less than 30 days) in advance of such move and allow Hospira to inspect such new manufacturing facilities to ensure compliance of facilities, equipment, and procedures with applicable FDA regulations and cGMPs. ICU shall not manufacture Products at the new facility until such time as Hospira has completed its inspection confirming compliance. ICU shall use commercially reasonable efforts to ensure a smooth transition to a new manufacturing facility and to avoid delays in any such transition. Hospira shall use commercially reasonable efforts to complete its inspections on a timely basis to avoid delays in any such transition. In the event a manufacturing site change has an impact on any Regulatory Approval, ICU shall reimburse Hospira for the costs of any Regulatory Approval amendment, notification or resubmission deemed necessary by Hospira in its sole discretion as a result of such manufacturing site change and the manufacture of the Products to the new manufacturing site shall not begin until all Regulatory Approvals have been obtained.


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            (d) Cost Reductions. ICU shall use all commercially reasonable efforts to continuously reduce its Fully Burdened Manufacturing Cost for the Products.

      3.2 Inventory and Supply Matters.

            (a) Forecasting. Hospira shall provide ICU with a rolling 12 month forecast of its monthly requirements for the Products prior to the first day of each calendar month during the Term, with the first three months of each such forecast constituting a binding commitment by Hospira to purchase such quantities. On a monthly basis, Hospira shall issue Purchase Orders in accordance with Section 2.2(a) for the delivery during each month of the quantities of Products as to which the then-current forecast is binding. The last nine months of the forecast will not be binding on either Party and will be used only for planning purposes.

            (b) Capacity. ICU shall maintain sufficient manufacturing capacity and means to produce and timely deliver Hospira's forecasted requirements of the Products during the Term in accordance with the terms of this Agreement, to the extent that quarterly growth in the aggregate quantity of all Products forecast by Hospira is not greater than 25% of the aggregate quantity of all Products purchased by Hospira in the same calendar quarter for the previous calendar year. With respect to the first 12 months of this Agreement, the foregoing reference to the aggregate quantities for all Products purchased by Hospira shall mean the quantities of Products manufactured by Hospira in the same calendar quarter for the previous calendar year. Hospira shall have the right to review ICU's manufacturing capacity throughout the Term and, at Hospira's request, ICU shall provide to Hospira evidence of ICU's manufacturing capacity.

            (c) Failure to Supply. If ICU fails to deliver, or anticipates that it will be unable to deliver, Products ordered pursuant to the terms of this Agreement for 60 or more consecutive days past any Delivery Date, ICU will promptly notify Hospira. Hospira shall have the right to (i) agree to a revised delivery date, (ii) cancel some or all existing Purchase Orders for such Products without penalty, (iii) transfer the manufacture of such Products to itself or a Third Party, or (iv) to the extent such failure to supply is a material breach, terminate this Agreement in accordance with Section 13.3. ICU shall not be deemed to have failed to deliver under the preceding sentence if it is unable to manufacture Products ordered by Hospira as a direct result of Hospira's failure to supply ICU with Specified Components under Section 5.2 hereof or as a direct result of Hospira's breach of its obligations under Sections 3.1(a), (b) or (c). If Hospira elects option (iii), ICU shall, if so requested by Hospira, (A) transfer and/or license to Hospira, as applicable, all know-how, technology, trade secrets and patent rights necessary to manufacture such Products (other than with respect to any component of such Product that can be timely supplied by ICU), thereby enabling Hospira or its designee to manufacture such Products, (B) reasonably assist Hospira or its designee in the transfer and the start-up of manufacturing operations for such Products and make all necessary plans, formulations and manufacturing processes, procedures, test methods, specialized test equipment, and other items available to Hospira or its


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designee, (C) grant Hospira or its designee access to ICU's regulatory files relating to such Products, (D) transfer all Regulatory Approvals to Hospira necessary to manufacture, market and sell such Products, and (E) supply such other technical or regulatory assistance as is reasonably requested by Hospira or its designee. ICU hereby grants to Hospira, without the necessity of any further documentation, a non-exclusive, royalty free, irrevocable, worldwide right and license to ICU's know-how, technology, trade secrets and patent rights to make, have made, use and sell such Products. To the extent any know-how, technology, trade secrets or patent rights are owned, controlled or licensed by a Third Party ("Third Party Rights"), and are required to implement Hospira's right to manufacture or have manufactured such Products, ICU shall use its best efforts to obtain a license to all such Third Party Rights to allow Hospira or its designee to use such Third Party Rights for the production of Products.

            (d) Certain Temporarily Unavailable Products. Hospira may enter into long-term contracts with its customers for the sale of products ("Customer Supply Agreements"). These Customer Supply Agreements may include a provision that requires Hospira to pay any incremental costs incurred by a customer in the event the customer must purchase the products covered under the Customer Supply Agreement from another vendor due to a backorder situation with Hospira ("Cover Costs"). In the event that Hospira is unable to supply a product to its customers as a direct result of ICU's inability or unwillingness to supply Products under Purchase Orders placed by Hospira and accepted by ICU in accordance with Section 2.2(a), ICU agrees that it shall be responsible for and shall reimburse Hospira for any such Cover Costs. ICU shall not be deemed to have been unable to supply under the preceding sentence if it is unable to manufacture Products ordered by Hospira as a direct result of Hospira's failure to supply ICU with Specified Components under Section 5.2 hereof or as a direct result of Hospira's breach of its obligations under Sections 3.1(a), (b) or (c).

            (e) Supply Resumption. If Hospira's manufacturing rights under
Section 3.2(c) above become effective because of ICU's inability to supply Products and provided that Hospira has not elected to terminate this Agreement pursuant to Section 13.3, and ICU is thereafter, during the Term, able to demonstrate to Hospira's reasonable satisfaction that ICU is capable of re-establishing and maintaining a satisfactory supply of such Products, then Hospira shall transfer back to ICU all of the items, if any, previously transferred by ICU to Hospira pursuant to Section 3.2(c) and resume purchasing such Products from ICU for the remainder of the Term within 90 days after ICU satisfactorily demonstrates its ability to meet Hospira's forecasts and ICU reimburses Hospira for all incremental costs incurred by Hospira as a result of Hospira manufacturing Products or having a Third Party manufacture Products pursuant to Section 3.2(c) above. Notwithstanding the foregoing, Hospira shall still be permitted to fulfill any contractual purchase commitments entered into by Hospira with the Third Party manufacturer.

      3.3 Product Delivery.

            (a) Delivery Terms. Unless otherwise directed by Hospira, ICU shall ship Products ordered by Hospira, FCA (Incoterms 2000) ICU's manufacturing facility, in accordance with the quantities, delivery dates, and delivery and shipping instructions specified in the applicable Purchase Order; provided that if ICU moves manufacturing to a location other than the Facility or ICU's San


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Clemente, California or Ensenada, Mexico facilities, any incremental increase in shipping costs from such new location shall be shared equally by ICU and Hospira and the Parties shall negotiate in good faith to implement procedures to accomplish such cost sharing. If the carrier noted on the Purchase Order is not available, or if the Purchase Order does not designate a carrier, then ICU shall contact Hospira for instructions regarding the mode of shipment. ICU shall deposit the Products with the designated carrier within the shipping periods specified, and ICU shall not be liable for late delivery if so accomplished. Title and risk of loss shall pass to Hospira upon delivery to the designated carrier for shipment.

            (b) Delays. If ICU is unable to deliver the Products on or prior to the applicable Delivery Date, ICU shall notify Hospira as soon as possible. If Hospira incurs actual costs as a result of ICU's inability to deliver, other than costs related to its exercise of rights under Section 3.2(c) (iii) or (iv), ICU shall reimburse Hospira for such actual costs upon presentation of such costs to ICU. ICU shall have Audit Rights with respect to such costs. The Parties acknowledge that any notice of delay or reimbursement of Hospira's costs under this Section will not affect Hospira's remedies for breach hereunder, including those set forth in Section 3.2(c) (Failure to Supply). ICU shall not be deemed to have been unable to deliver under this Section 3.3(b) if it is unable to manufacture Products ordered by Hospira as a direct result of Hospira's failure to supply ICU with Specified Components under Section 5.2 hereof or as a direct result of Hospira's breach of its obligations under Sections 3.1(a), (b) or (c).

            (c) Certificates. ICU shall deliver to Hospira, in a form acceptable to Hospira, for each shipment of Products one or more (i) certificates of compliance indicating that representative samples of each lot of such Products have been tested and including identities of the items tested, applicable Specifications and test results, signed by a representative of the ICU quality unit; and (ii) certificates of manufacturing compliance certifying that the Products were manufactured in compliance with the applicable Specifications and cGMPs, signed by a representative of the ICU quality unit. Hospira is entitled to rely on such certificates at the time of delivery to Hospira. Such certificates are required only for Products shipped directly to Hospira. For Custom Products shipped directly to a customer of Hospira by ICU, ICU shall maintain appropriate quality records, as reasonably requested by Hospira, which may be reviewed by Hospira upon request.

            (d) Storage. Following delivery to Hospira, Hospira shall be responsible for properly storing the Products in accordance with the Specifications in facilities selected by Hospira.

            (e) Taxes. Hospira shall pay all sales and similar taxes payable with respect to the sale and purchase of Products sold by Hospira, but not taxes based on ICU's income or any importation duties.

      3.4 Shelf Life. At the time of shipment by ICU under this Agreement, all Products shall have a remaining shelf life greater than the approved shelf life for such Product less two months.


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      3.5 Product Defects and Returns.

            (a) Inspection. Except for latent defects, Hospira or its customers, as applicable, shall have a period of 30 days from the date of delivery to notify ICU that a shipment of Products is damaged or does not contain the correct quantities of Products. Hospira shall have no obligation to test Products to confirm compliance with the Specifications and shall be entitled to rely upon the certificate provided by ICU pursuant to Section 3.3(c) above.

            (b) Returns. Hospira shall have the right, with prior written notice to ICU, to return any Product, or to have a customer return any Product, that is damaged or otherwise does not conform to the Specifications. Prior to making any such return, Hospira, or the customer, as the case may be, shall request a return goods authorization from ICU and ICU shall promptly issue such return goods authorization. ICU shall either credit Hospira's account or provide non-defective replacement Products at no cost to Hospira. Should ICU determine after investigation that any damage or non-conformity with the Specifications is attributable to any breach of Hospira's obligations, including faulty transportation or storage of the Product, then Hospira shall reimburse ICU for the Transfer Price of such Products, transportation, storage and disposal.

            (c) Disputes. If a dispute arises as to whether a Product conforms to the Specifications and the Parties are unable to resolve the dispute, the matter shall be referred to an independent Third Party testing laboratory agreed to by the Parties. The testing laboratory shall test the Product in question for conformance with the Specifications and shall provide the results of its analysis to ICU and Hospira. The decision of the testing laboratory regarding conformance with the Specifications shall be final and binding on the Parties. The cost of the testing laboratory shall be paid by the Party found to be in error.

      3.6 Representations, Warranties and Covenants.

            (a) Adulteration and Misbranding. ICU represents, warrants and covenants to Hospira (i) that Products delivered to Hospira pursuant to this Agreement shall, at the time of delivery, not be adulterated or misbranded within the meaning of the Act or within the meaning of any Laws in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and such Laws are constituted and effective at the time of delivery, (ii) that ICU shall not cause any act or omission in relation to the Products that renders the Products adulterated or misbranded, and (iii) that no Product will be an article which may not under the provisions of Sections 404 and 505 of the Act be introduced into interstate commerce.

            (b) Compliance. ICU represents, warrants and covenants to Hospira that Products ICU delivers to Hospira pursuant to this Agreement shall be free from defects in material and workmanship and shall be manufactured (i) in accordance with and in conformity with the Specifications, and (ii) in compliance with all applicable Laws. ICU shall be responsible for all product liability and quality assurance issues arising from any failure to comply with Specifications and/or such Laws, provided, however, that ICU shall in no event be responsible for failure of the Products to conform with Specifications and/or such Laws if such failure is caused by the inappropriate storage, transportation or distribution of the Products by Hospira for which Hospira alone shall be responsible.


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            (c) Quality Control. ICU and Hospira will negotiate in good faith and shall enter into a separate quality agreement within 60 days of the Effective Date in format mutually agreed upon by the Parties and suitable to meet Regulatory Authority requirements documenting communication, Products descriptions, Specifications, manufacturing standards and measures to ensure compliance with applicable regulations relating to the production, storage, transportation, and release of Products. In the event of a conflict between this Agreement and such quality agreement or agreements, the terms of this Agreement shall control.

            (d) Facilities. Except to the extent directly caused by Hospira's breach of its representations and warranties under Section 4.16 of the Asset Purchase Agreement, ICU represents, warrants and covenants that any manufacturing facilities and processes utilized for the manufacture of the Products will comply with applicable government regulations, including applicable cGMPs.

            (e) Product Safety. ICU represents, warrants and covenants that Products supplied by ICU to Hospira under this Agreement shall comply with all product safety regulations regarding hazardous classification, appropriate labeling requirements and requisite Material Safety Data Sheets ("MSDSs"), including OSHA (United States Occupational Safety Health Administration); DOT (United States Department of Transportation); EPA (United States Environmental Protection Agency); FDA; EC (European Community); IATA/ICAO (International Air Transportation Association/International Civil Aviation Organization); Prop-65 (California proposition regarding notification to individuals about hazardous substances in products); and WHMIS (Workplace Hazardous Material Information System), in any country in which Products may be distributed by Hospira. ICU shall provide to Hospira upon Hospira's request copies of MSDSs and any other information and documentation related to product safety, including but not limited to physical, chemical, and biological characteristics of the Products. ICU shall implement a procedure that complies to the above regulatory agency requirements. Notwithstanding anything in this provision to the contrary, ICU shall be solely responsible for all such safety matters related to the Products.

            (f) No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ICU MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY ICU.

      3.7 Access to Manufacturing Documents. Hospira shall provide ICU with copies of, or reasonable access to, all records and documents reasonably necessary to manufacture the Products, including historical supplier lists, purchasing and shipping records, artwork, product development reports, production flowcharts and regulatory affairs communications including inspection reports.

                ARTICLE 4 - REGULATORY MATTERS AND COMMUNICATION


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      4.1 Regulatory Approvals.

            (a) United States. As of the Effective Date, Hospira has obtained all Regulatory Approvals required to manufacture and market the Transferred Products and Transferred Components that are sold in the United States as of the Effective Date. Hospira hereby transfers to ICU all domestic Regulatory Approvals owned by Hospira as set forth in Exhibit 4.1(a) and the Parties shall cooperate with each other to effect such transfers. ICU, at its sole cost and expense, shall (i) maintain and keep current during the Term all such Regulatory Approvals required in the United States to manufacture and market the Transferred Products and Transferred Components and (ii) obtain, maintain and keep current all Regulatory Approvals required in the United States to manufacture and market all Products, other than Transferred Products and Transferred Components. ICU shall keep Hospira apprised of the status of such Regulatory Approvals as requested by Hospira.

            (b) Foreign Countries. Hospira, at its sole cost and expense, shall use reasonable commercial efforts to obtain, maintain and keep current all additional Regulatory Approvals, if any, for the Products in all countries outside the United States in which Hospira decides to market and sell any Products. ICU shall, at its sole cost and expense, assist Hospira in preparing the regulatory submissions, including generating any data required for such submissions, and shall consult with and advise Hospira in responding to questions from any Regulatory Authority regarding any such submissions for any Products. Hospira shall be the sole owner of any submission to a Regulatory Authority filed by it pursuant to this Agreement.

      4.2 Communications With United States and Foreign Regulatory Authorities.

            (a) United States. ICU shall be responsible for all communications with the FDA related to the Products. Neither Party shall initiate or respond to communications with the FDA or any other Regulatory Authority in the United States without previously consulting with the other Party. Each Party shall promptly, and in any event within two Business Days, communicate to the other Party the substance of all material matters communicated between such Party and any Regulatory Authority in the United States that relate to the Products.

            (b) Foreign. Hospira shall be responsible for all communications with foreign Regulatory Authorities related to the registrations, CE marking, manufacture, importation, marketing, and sale of the Products. Hospira shall promptly, and in any event within two Business Days, communicate to ICU the substance of all material matters communicated between Hospira and any foreign Regulatory Authority that relate to the Products.

      4.3 Product Recalls. Should any Product's defect or any Regulatory Authority action attributable to a Product's defect require (a) the recall, destruction or withholding from market of any Product (a "Recall") or (b) institution of a field correction of any Product (a "Field Correction"), Hospira and ICU must notify each other within two Business Days of becoming aware of such defect or governmental action. If a Recall or Field Correction is deemed necessary by any Regulatory Authority, by ICU in the United States, or by Hospira outside the United States, then ICU and Hospira shall provide the appropriate level of support for the Recall or Field Correction as shown in
Exhibit 4.3. ICU will consider in good faith Hospira's suggestions and Hospira and ICU will work together to develop the strategy for carrying out the Recall or Field Correction. Hospira and ICU will each use commercially reasonable efforts to support such strategy. Hospira shall be responsible for the costs and


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expenses of such Recall or Field Correction to the extent such Recall or Field
Correction is attributable to any negligent acts or omissions or willful misconduct by Hospira, its Affiliates or their respective officers, directors, employees and agents, or Hospira's breach of this Agreement, and ICU shall be responsible for the costs and expenses of such Recall or Field Correction in all other circumstances. ICU shall be responsible as manufacturer for the preparation of any required reports or information that under applicable Laws must be submitted to a Regulatory Authority with respect to any Product complaints, adverse events, Product withdrawals, Recalls or Field Corrections or other corrective actions. Hospira will be responsible for submitting such reports to Regulatory Authorities outside the United States. Any information of any nature disclosed by one Party to the other in connection with such Recall or Field Correction shall be considered Confidential Information of the disclosing Party.

      4.4 Site Inspections. Upon at least 10 Business Days' prior notice, unless a shorter period is needed due to the circumstances, ICU shall, from time to time during the Term, allow representatives of Hospira to inspect all facilities utilized by ICU in the manufacture, testing, packaging or shipment of the Products for the purpose of verifying compliance with ICU's obligations under this Agreement. During such inspections (and at other reasonable times), ICU shall provide reasonable access to its regulatory, manufacturing and quality control documentation and shall cooperate with such representatives in every reasonable manner. Hospira may request that ICU complete and return assessment forms or other documentation intended to allow Hospira to assess ICU's performance of its obligations under this Agreement. On any inspection or audit by Hospira or by any governmental agency which results in required corrective actions, ICU shall have such time as is provided by such agency or as is commercially reasonable, as the case may be, to take all needed steps to implement the corrective actions identified in the aforementioned audits or inspections. Hospira shall furnish ICU a written report of any such inspection or audit within 30 days of the completion thereof. Nothing in this provision is to be construed so as to place a duty on Hospira to make any such inspection or audit or to determine whether or not ICU is in compliance with its obligations hereunder or applicable Laws. No determination by Hospira that ICU is or is not in compliance shall be construed as relieving ICU from its duty to determine if it is in such compliance and to comply with such Laws.

      4.5 Regulatory Compliance. ICU shall comply with any applicable Laws that require ICU to (a) allow representatives of the FDA or any Regulatory Authority to inspect all facilities utilized by ICU in the manufacture, testing, packaging, storage and shipment of the Products, or (b) respond to requests for information from the FDA or any other Regulatory Authority. In addition, ICU shall cooperate with such representatives in every reasonable manner. ICU shall notify Hospira immediately whenever ICU receives notice of a pending inspection of any facility utilized by ICU in the manufacture, testing, packaging, storage or shipment of the Products by any Regulatory Authority. Hospira, at its expense, shall provide Hospira quality assurance or regulatory affairs personnel to consult with ICU in connection with any FDA audit during 39 the six month period following the Effective Date involving the Facility or Products manufactured in the Facility; provided, however, that such assistance shall not relieve ICU of any responsibility or liability set forth in this Agreement. Thereafter, Hospira at its option and expense, shall provide Hospira quality assurance or regulatory affairs personnel to consult with ICU in connection with


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any FDA audit involving the Facility or Products manufactured in the Facility, provided, however, that such assistance shall not relieve ICU of any responsibility or liability set forth in this Agreement. ICU shall also provide Hospira with a copy of any FDA form 483 notices (or comparable notice from any other Regulatory Authority) of adverse findings, regulatory letters or similar writings it receives from any Regulatory Authority setting forth adverse findings or non-compliance with applicable Laws relating to any Product within two Business Days of its own receipt and a copy of any summary thereof prepared by ICU or its agents. If a foreign Regulatory Authority inspects ICU's facilities, Hospira may, at its option, have a representative at ICU's facility during the inspection. Hospira shall be responsible for responding to the foreign Regulatory Authority and shall consult with ICU prior to making any written response. Hospira shall provide ICU with a copy of Hospira's written response to such Regulatory Authority within two Business Days of its submission thereof. ICU shall treat such written responses as Confidential Information.

      4.6 Product Complaints. Hospira shall notify ICU in writing as promptly as possible, but at least within two Business Days, of any customer complaints that relate to the Products. ICU shall notify Hospira in writing as promptly as possible, but at least within two Business Days, of any customer complaints that relate to the Products. ICU shall investigate all Product complaints or adverse experiences and determine the cause of any alleged Product manufacturing defect. ICU shall conduct the necessary investigations to Hospira's reasonable satisfaction and shall use commercially reasonable efforts to report the findings of the investigations as soon as reasonably practicable, but in any event within 30 days (except within 15 days for investigations related to Japan) from receipt of notice of the complaint from Hospira. Hospira shall be responsible for customer response communications and shall provide a copy of such communications to ICU. ICU shall be responsible for all medical adverse event reports required by Regulatory Authorities and shall provide Hospira with a copy of such reports within two Business Days of submission to a Regulatory Authority; provided that in countries where Hospira is the product license holder and the product license holder is required to report adverse events, ICU shall provide the applicable adverse event reports and Product complaint information to Hospira for submission by Hospira to the Regulatory Authority.

      4.7 Labeling. Hospira shall provide ICU with the form and content for all labeling for the Products from time to time during the Term. ICU agrees to manufacture Products with labeling needed for each country of sale as requested by Hospira, the cost of which is included in the Transfer Price. All Products shall be labeled prominently with the Hospira name, and may or, if required by applicable Laws shall, identify ICU less prominently as the manufacturer. ICU shall mark each saleable Product unit with the applicable Hospira list number, as specified by Hospira, the applicable ICU lot number and, as specified by Hospira and reasonably agreed to by ICU, the applicable bar code. Hospira shall supply ICU with Product list numbers, lot number suffixes and lot number blocks in a timely manner.

      ARTICLE 5 - MANUFACTURE AND SUPPLY OF SPECIFIED COMPONENTS

      5.1 Manufacture. For five years after the Effective Date, Hospira shall manufacture and supply to ICU all of ICU's requirements of the Specified Components, upon commercially reasonable notice from ICU, at the initial prices set forth in Exhibit 1.1A. Starting on January 1, 2006, the pricing for


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Specified Components shall be equal to Hospira's Fully Burdened Manufacturing
Cost plus 15%. Hospira shall provide ICU with 90 days' notice of any price increases and ICU shall have the option to accept the price increases or provide 90 days' notice that it shall cease ordering such Specified Components. Notwithstanding the foregoing, ICU shall have no obligation to purchase Specified Components from Hospira after the first anniversary of the Effective Date, provided that ICU gives Hospira at least six months written notice of ICU's intent to cease purchasing the Specified Components from Hospira.

      5.2 Purchase Orders and Forecasts. ICU shall deliver purchase orders on its then applicable purchase order form to Hospira at least 60 days prior to the delivery date specified therein. Each such purchase order shall include the following information: Specified Component list number and description, quantity, price, requested delivery schedule, delivery location, and shipping instructions. Hospira shall ship Specified Components ordered by ICU, FCA (Incoterms 2000) Hospira's manufacturing facility. Other purchase order terms shall be negotiated in good faith by the Parties. ICU shall provide Hospira with a rolling 12 month forecast of its monthly requirements for the Specified Components prior to the first day of each calendar month during the Term, with the first three months of each such forecast constituting a binding commitment by ICU to purchase such quantities. On a monthly basis, ICU shall issue purchase orders in accordance with this Section 5.2 for the delivery during each month of the quantities of Specified Components as to which the then-current forecast is binding. The last nine months of the forecast will not be binding on either Party and will be used only for planning purposes.

      5.3 Permitted Uses. ICU agrees that it shall not use Specified Components supplied by Hospira for any use other than Products sold to Hospira under this Agreement.

        ARTICLE 6 - MARKETING, SELLING AND CUSTOMER SERVICE FOR PRODUCTS

      6.1 Hospira's Responsibilities. Hospira shall have the following rights and responsibilities related to the marketing and sale of all Products:

            (a) Sales and Marketing. Subject to Hospira's right to request and receive technical and product sales support pursuant to Section 6.2(a), Hospira shall have the exclusive right and the sole responsibility for lead generation, sales, marketing, promotion and product positioning activities (including the selection of distribution, co-promotion and/or co-marketing partners if Hospira so elects). In the United States, for the first five Contract Years Hospira shall devote sales, marketing, and promotion personnel in connection with its responsibilities under this Agreement as provided on Exhibit 6.1(a). Thereafter, Hospira shall incur commercially reasonable sales and marketing expenses in connection with its responsibilities under this Section 6.1(a). ICU shall have Audit Rights to confirm compliance with this Section 6.1(a).

            (b) Contracting. Hospira shall have the exclusive right and sole responsibility to determine the terms of sale and to enter into all sales contracts.


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            (c) Pricing. Hospira shall have the exclusive right and sole responsibility for establishing all prices and pricing strategies.

            (d) Billing and Collection. Hospira shall have sole responsibility for billing customers and collecting payment.

            (e) Product Returns. Subject to Section 3.5 (Product Defects and Returns), Hospira shall have sole responsibility for handling all Product returns by customers.

            (f) Inventory. Hospira shall maintain a commercially reasonable supply of Standard Products in inventory.

            (g) Brand Name. Hospira shall determine the trade name and/or brand name under which the Products shall be marketed, whether individually or as a component of another Hospira product, and shall be the sole owner of any such brand or trade name.

            (h) Customer Service. Hospira shall be responsible for all customer service issues (including medical inquiries), except as provided in Section 6.2(b) below.

            (i) Compliance with Laws. Hospira shall conduct its sales and marketing activities hereunder in compliance with all applicable Laws.

      6.2 ICU's Responsibilities.

            (a) Sales Support. In the United States, ICU shall devote field-based technical and product sales support specialists to assist Hospira with its duties under Section 6.1 for the first five Contract Years as provided on Exhibit 6.1(a). Thereafter, ICU shall provide a commercially reasonable number of field-based technical and product sales support specialists to assist Hospira with its duties under Section 6.1; provided that ICU shall not be required to provide technical and product sales support specialists with respect to Surgicare Products. Hospira shall have Audit Rights to confirm compliance with this Section 6.2(a).

            (b) Customer Service. ICU shall be responsible for customer service issues related to questions about the Specifications and technical support (non-medical) for the Products.

            (c) Compliance with Laws. ICU shall conduct its activities hereunder in compliance with all applicable Laws.

                     ARTICLE 7 - JOINT PRODUCT DEVELOPMENT

      7.1 Planning and Spending.

            (a) Subject to Section 7.1(b) below, the Parties shall agree from time to time in writing during the Term to pursue certain product development priorities with the goal of developing New Joint Products and improvements to the Products. The initial product development priorities agreed to by the Parties are set forth on Exhibit 7.1. Hospira and ICU shall agree in a timely manner on a specific product definition for each development priority. ICU shall


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create a development plan in a timely manner for such defined product, which development plan shall include a detailed timetable and budget, and shall deliver such development plan to Hospira in writing for approval, which approval shall not be unreasonably withheld. The development plans, collectively, shall provide for spending by ICU of, and ICU shall actually spend, the amounts listed on Exhibit 7.1A for the time periods set forth on such exhibit, in the expense categories that are listed on Exhibit 7.1A (the "Development Spending"). If, at ICU's request, Hospira provides Hospira research and development personnel to assist in the development efforts, ICU shall reimburse Hospira with respect to such personnel during the period they provide such assistance as set forth in
Exhibit 7.1A.

            (b) If at any time during the initial five Contract Years the Parties are unable to agree on product development priorities and product definitions for the entire Development Spending, then the Development Spending shall be allocated as described on Exhibit 7.1A. ICU shall develop, execute and spend under a development plan for such Hospira-defined products as set forth in
Section 7.1(a) with respect to mutually defined products.

      7.2 Progress. ICU will use commercially reasonable efforts to execute the development plan approved by Hospira in accordance with Section 7.1(a) or (b) and will keep Hospira apprised of its progress, including providing Hospira with milestone achievement status and spending reports, as reasonably requested by Hospira. Hospira shall have Audit Rights with respect to the applicable financial records of ICU to confirm compliance with the spending requirements of
Section 7.1(a) or (b).

      7.3 New Joint Products. If ICU develops a New Joint Product, such New Joint Product shall be a "Product" under this Agreement and ICU shall manufacture, and Hospira shall purchase and actively market and sell, such New Joint Product, all in accordance with the terms of this Agreement.

      7.4 Monitoring Equipment and Software. Hospira shall spend commercially reasonable amounts to maintain and enhance its Q2TM Plus monitoring equipment, software and related components; provided, to the extent that marketing the Q2TM Plus equipment is no longer commercially practicable, Hospira shall use commercially reasonable efforts to develop, acquire or obtain access to successor technology or technology that provides the ability to interface with Third Party patient monitors in order to provide customers with comparable functionality to the Q2TM Plus.

               ARTICLE 8 - AGREEMENTS RELATING TO OTHER PRODUCTS

      8.1 New Hospira Competitive Products. If Hospira develops or acquires any New Hospira Competitive Product, Hospira shall offer ICU the right to exclusively manufacture such New Hospira Competitive Product unless Hospira can manufacture such New Hospira Competitive Product itself at a Fully Burdened Manufacturing Cost, or have it manufactured by a Third Party at a price, in either case less than the price that ICU is willing to offer or match. Hospira shall provide written notice to ICU of the development of a New Hospira Competitive Product and the specifications, estimated market potential and such estimated cost or price for such New Hospira Competitive Product as soon as reasonably practicable, which shall be prior to the earlier of (i) any filing for Regulatory Approval for any such New Hospira Competitive Product or (ii) six months before the estimated first commercial sale of such New Hospira


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Competitive Product if no Regulatory Approval is required. Hospira shall provide such notice as soon as reasonably practicable for an acquired New Hospira Competitive Product that is already on the market at time of acquisition. For a period of 60 days after ICU's receipt of Hospira's written notice, ICU shall have the right to notify Hospira in writing of ICU's intent to manufacture such New Hospira Competitive Product in accordance with the terms set forth in this
Section 8.1. Upon receipt by Hospira of such notice, such New Hospira
Competitive Product shall become a "Product" for purposes of this Agreement. If ICU notifies Hospira that it is not interested in such New Hospira Competitive Product or fails to give Hospira timely notice of its interest, Hospira shall be free to manufacture the New Hospira Competitive Product itself or to grant rights to do so to a Third Party; provided that Hospira shall not enter into an agreement which grants any rights to such New Hospira Competitive Product to any Third Party, on terms which, taken as a whole, are more favorable to such Third Party than those available to ICU hereunder, without first offering such more favorable terms to ICU. If Hospira offers such terms to ICU pursuant to the immediately preceding sentence, then ICU's period to elect such more favorable terms shall be 30 days. All information regarding any New Hospira Competitive Product shall be Confidential Information. Notwithstanding anything herein to the contrary, Hospira shall not be required to offer to ICU the right to manufacture New Hospira Competitive Products that result from Hospira's acquisition of an ongoing business or a manufacturing plant or that are subject to a binding agreement with a Third Party at the time of the acquisition of the New Hospira Competitive Product, but Hospira shall grant manufacturing rights to ICU for such New Hospira Competitive Products if, and only if, it is commercially reasonable for Hospira to do so; provided, however, that if Hospira plans to transfer the manufacture of any New Hospira Competitive Product that results from its acquisition of a manufacturing facility from such acquired facility to a Third Party, Hospira shall negotiate in good faith with ICU for the manufacture of such New Hospira Competitive Product.

      8.2 New ICU Competitive Products. If ICU develops or acquires any New ICU Competitive Product, ICU shall offer Hospira the right to exclusively market, sell and distribute such New ICU Competitive Product unless ICU can market, sell and distribute such New ICU Competitive Product itself, or have a Third Party market, sell, and distribute such products, in either case at better terms than Hospira is willing to offer or match. ICU shall provide written notice to Hospira of the development or acquisition of such New ICU Competitive Product and the specifications, estimated market potential and proposed pricing for such New ICU Competitive Product as soon as reasonably practicable, but in any event prior to the earlier of (i) any filing for Regulatory Approval for a New ICU Competitive Product, or (ii) six months before the estimated first commercial sale of a New ICU Competitive Product if no Regulatory Approval is required. For a period of 60 days after Hospira's receipt of ICU's written notice, Hospira shall have the right to notify ICU in writing of Hospira's intent to market such New ICU Competitive Product in accordance with ICU's proposed terms and under the terms of a new agreement. Upon consummation of a new agreement, such New ICU Competitive Product shall become a "Product" for purposes of this Agreement. If Hospira notifies ICU that it is not interested in such New ICU Competitive Product or fails to give ICU timely notice of its interest, or the Parties fail


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to reach agreement after good faith negotiations, ICU shall be free to commercialize the New ICU Competitive Product itself or to grant rights to do so to a Third Party; provided that ICU shall not enter into an agreement which grants any rights to such New ICU Competitive Product to any Third Party, on terms which, taken as a whole, are more favorable to such Third Party than those available to Hospira hereunder, without first offering such more favorable terms to Hospira. If ICU offers such terms to Hospira pursuant to the immediately preceding sentence, then Hospira's period to elect such more favorable terms shall be 30 days. All information regarding any New ICU Competitive Product shall be Confidential Information. Notwithstanding anything herein to the contrary, (i) ICU shall not be required to negotiate with or make the offer to Hospira contemplated above with respect to New ICU Competitive Products that result from ICU's acquisition of an ongoing business that has a marketing and sales organization, but ICU shall grant exclusive marketing, sales, and distribution rights to Hospira for such New ICU Competitive Products if, and only if, it is commercially reasonable for ICU to do so and (ii) ICU shall not be required to negotiate with or make the offer to Hospira contemplated above with respect to any New ICU Competitive Product if such acquired New ICU Competitive Product is subject to a contractual arrangement with a Third Party at the time of the acquisition that prevents such granting of such rights until such time as the term of any such contractual arrangement expires.

      8.3 Derivative Products. Either during the Term or thereafter, ICU shall not have the right, either directly or through Third Parties, to manufacture, sell, distribute or market ICU Derivative Products without the prior written consent of Hospira. Either during the Term or thereafter, Hospira shall not have the right, either directly or through Third Parties, to manufacture, sell, distribute or market Hospira Derivative Products without the prior written consent of ICU.

                ARTICLE 9 - TRADEMARKS AND INTELLECTUAL PROPERTY

      9.1 General. Each Party agrees to notify the other Party if it becomes aware of (i) any actual or potential Third Party infringement of the other Party's intellectual property rights (including patents, know-how and trademarks) relevant to the Products or (ii) any Third Party claim that ICU's manufacture and sale of the Products to Hospira hereunder or Hospira's sale of Products to customers infringes any Third Party intellectual property rights.

      9.2 Intellectual Property License. Subject to the terms of this Agreement, Hospira hereby grants to ICU a limited, non-transferable, fully paid license (without the right to sublicense) to use all intellectual property rights (including patents, know-how, and trademarks) owned by Hospira that are necessary to manufacture the Products, solely for the purpose of manufacturing the Products in accordance with the terms of this Agreement. Except as otherwise contemplated by this Agreement, during the Term, Hospira shall not grant to any Third Party a new license to use such intellectual property rights for the manufacturing of products that are competitive with Products.

      9.3 Jointly Developed Intellectual Property. ICU and Hospira mutually acknowledge that personnel employed by both ICU and Hospira may collaborate in an effort to improve and develop Products, whether or not such effort is funded by Development Spending. Accordingly, ICU and Hospira agree that in the event improvements to Products arise (whether patentable or not) as a result of such


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collaboration and such improvements were not developed independently by either
Party as evidenced by the written records of the inventing Party, the ownership rights of both Parties in and to any such improvements shall be shared equally by the Parties in the case of non-patentable improvements. In the case of patentable improvements, patent applications or patents covering such jointly developed improvements shall be governed by patent laws of the United States. If either Party wishes to pursue patent protection for jointly developed intellectual property, the Party wishing to obtain any such patent protection in a particular country shall provide the other Party with at least 30 days prior written notice thereof and discuss in good faith with the other Party the appropriate patent filing and prosecution strategy. Except as otherwise agreed in writing by the Parties, the filing Party shall bear the entire cost of filing, prosecution, issuance and maintenance of such patent in such country using counsel of its own choice; provided, however, that if both Parties agree in writing to jointly file any such patent, with respect to all such matters involving such patent, each Party shall bear one-half (1/2) of such costs and shall also mutually agree upon the counsel designated to handle such matters. The Parties hereby grant to each other a limited, non-transferable, fully paid license (without the right to sublicense, except as necessary for Hospira to market and sell the Products) to use all intellectual property subject to this
Section 9.3 solely in connection with the manufacture of the Products in accordance with the terms of this Agreement. During the Term, neither Party shall utilize any jointly developed intellectual property for the manufacture, use, or sale of any product that is not a Product; provided that if either Party wishes to use any improvements subject to this Section 9.3 to develop or manufacture products other than the Products, then the Parties shall negotiate in good faith to provide commercially reasonable compensation to the other Party.

      9.4 Independent Intellectual Property. Any improvements related to the Products (whether such improvements are patentable or not) developed by a Party independently, with or without any of the Development Spending, shall be owned by that Party and made available during the Term to the other Party solely for the manufacture and purchase of Products under this Agreement, as the case may be, at no additional cost beyond the Transfer Price for the applicable Product or the price agreed upon pursuant to Sections 8.1 and 8.2. The owner of such independent intellectual property shall not be prohibited from exploiting such intellectual property apart from this Agreement, provided such exploitation does not otherwise violate the terms of this Agreement, including Sections 8.1, 8.2 and 8.3 hereof.

      9.5 RESERVED

      9.6 Trademarks.

            (a) Grant of License. Subject to the terms and conditions of this Agreement, ICU hereby grants to Hospira a limited, non-exclusive, non-transferable, fully paid license (without the right to sublicense) to use the ICU Marks during the Term solely for the purposes of fulfilling its obligations under this Agreement and Hospira hereby grants to ICU a limited, non-exclusive, non-transferable, fully paid license (without the right to sublicense) to use the Hospira Marks during the Term solely for the purposes of fulfilling its obligations under this Agreement.

            (b) Use of Marks. Except as expressly provided in this Section 9.6, Hospira shall not use the ICU Marks in any other manner without the prior written consent of ICU. Under no circumstances shall ICU use the Hospira Marks except to produce Products for sale to Hospira. Each Party shall retain all rights to its own intellectual property. All uses by Hospira and ICU of the other Party's trademarks shall be in full compliance with all applicable Laws.


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            (c) Hospira Ownership. ICU acknowledges and agrees that Hospira is the sole and exclusive owner of all right, title and interest in and to Hospira's trademarks. All goodwill associated with the Hospira trademarks shall inure to the benefit of Hospira. ICU shall notify Hospira in writing of any infringements or imitations by Third Parties of the Hospira trademarks of which ICU becomes aware.

            (d) ICU Ownership. Hospira acknowledges and agrees that ICU is the sole and exclusive owner of all right, title and interest in and to the ICU trademarks. All goodwill associated with the ICU trademarks shall inure to the benefit of ICU. Hospira shall notify ICU in writing of any infringements or imitations by Third Parties of the ICU trademarks of which Hospira becomes aware.

             ARTICLE 10 - CORPORATE REPRESENTATIONS AND WARRANTIES

      10.1 Hospira Representations and Warranties. Hospira hereby represents and warrants to ICU, as of the date hereof, that:

            (a) Hospira has full right, power and authority to enter into this Agreement and to perform its obligations under this Agreement;

            (b) this Agreement has been duly executed by an authorized officer of Hospira and constitutes a legal, valid and binding obligation of Hospira, enforceable in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditor's rights generally and general equitable principles;

            (c) no consents, authorizations or approvals which Hospira has not previously obtained are necessary for Hospira to enter into this Agreement and perform all of Hospira's obligations hereunder;

            (d) this Agreement does not and will not conflict with or violate Hospira's corporate charter and by-laws;

            (e) this Agreement does not and will not conflict with, violate, breach or constitute a default under any other Hospira contractual, statutory or regulatory obligation; and

            (f) there is no claim, investigation, suit, action or proceeding pending or, to the knowledge of Hospira, expressly threatened, against Hospira before or by any governmental entity or Third Party that would impair the ability of Hospira to perform any obligation under this Agreement or prevent or materially delay or alter the consummation of any or all of the transactions contemplated hereby.


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      10.2 ICU Representations and Warranties. ICU hereby represents and warrants to Hospira, as of the date hereof, that:

            (a) ICU has full right, power and authority to enter into this Agreement and to perform its obligations under this Agreement;

            (b) this Agreement has been duly executed by an authorized officer of ICU and constitutes a legal, valid and binding obligation of ICU, enforceable in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditor's rights generally and general equitable principles;

            (c) no consents, authorizations or approvals which ICU has not previously obtained are necessary for ICU to enter into this Agreement and perform all of ICU's obligations hereunder;

            (d) this Agreement does not and will not conflict with or violate ICU's corporate charter and by-laws;

            (e) this Agreement does not and will not conflict with, violate, breach or constitute a default under any other ICU contractual, statutory or regulatory obligation; and

            (f) there is no claim, investigation, suit, action or proceeding pending or, to the knowledge of ICU, expressly threatened, against ICU before or by any governmental entity or Third Party that would impair the ability of ICU to perform any obligation under this Agreement or prevent or materially delay or alter the consummation of any or all of the transactions contemplated hereby.

                          ARTICLE 11 - INDEMNIFICATION

      11.1 Hospira's Indemnification of ICU. Hospira shall indemnify and hold ICU, its Affiliates, and all of their respective officers, directors, employees, agents and representatives, harmless from and against all losses, liabilities, costs and expenses (including reasonable attorney's fees) (collectively, "Liabilities") related to this Agreement and asserted by Third Parties to the extent such arise out of or are attributable to: (a) any negligent or wrongful act or omission on the part of Hospira, its employees or agents; (b) any product defect of a Transferred Product or Transferred Component manufactured at the Facility during the 180 days immediately following the Effective Date, but only to the extent that such defect arose directly from adherence to the design of, specifications for, or manufacturing processes and procedures for, a Product that was transferred or licensed by Hospira to ICU as of the Effective Date and was not otherwise due to the negligence or wrongful act or omission on the part of ICU, its Affiliates, or any of their respective officers, directors, employees, agents or representatives; provided that Hospira shall provide indemnification for (A) 100% of any Liabilities arising out of or attributable to the circumstances described in this clause (b) during the first 45 days immediately following the Effective Date, (B) 75% of any Liabilities arising out of or attributable to the circumstances described in this clause (b) during the period beginning on the 46th day immediately following the Effective Date and


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ending on the 90th day immediately following the Effective Date, (C) 50% of any
Liabilities arising out of or attributable to the circumstances described in this clause (b) during the period beginning on the 91st day immediately following the Effective Date and ending on the 150th day immediately following the Effective Date, and (D) 25% of any Liabilities arising out of or attributable to the circumstances described in this clause (b) during the period beginning on the 151st day immediately following the Effective Date and ending on the 180th day immediately following the Effective Date; (c) any FDA-initiated audit, inspection or visit to the Facility prior to the Effective Date or during the 180 days immediately following the Effective Date, but only to the extent that any such Liability was a direct result of (i) adherence to the quality systems for manufacture of Transferred Products and Transferred Components transferred or licensed by Hospira to ICU as of the Effective Date and was not otherwise due to the negligence or wrongful act or omission on the part of ICU, its Affiliates, or any of their respective officers directors, employees, agents and representatives or (ii) the manufacture of such Products by Hospira prior to the Effective Date; provided that Hospira shall provide indemnification for (A) 100% of any Liabilities arising out of or attributable to the circumstances described in this clause (c) during the first 45 days immediately following the Effective Date, (B) 75% of any Liabilities arising out of or attributable to the circumstances described in this clause (c) during the period beginning on the 46th day immediately following the Effective Date and ending on the 90th day immediately following the Effective Date, (C) 50% of any Liabilities arising out of or attributable to the circumstances described in this clause (c) during the period beginning on the 91st day immediately following the Effective Date and ending on the 150th day immediately following the Effective Date, and (D) 25% of any Liabilities arising out of or attributable to the circumstances described in this clause (c) during the period beginning on the 151st day immediately following the Effective Date and ending on the 180th day immediately following the Effective Date; (d) any alleged infringement of any Third Party intellectual property right resulting from the manufacture, use, sale or importation of the Transferred Products, Transferred Components or New Hospira Competitive Products, unless such infringement is caused by a manufacturing process utilized by ICU after the Effective Date that is different from the manufacturing process utilized by Hospira as of the Effective Date, or is otherwise caused by a change requested by ICU pursuant to Sections 3.1(a) or (b) hereof; (e) any alleged infringement of any Third Party intellectual property right resulting from the manufacture, use, sale, offer for sale or importation of a New ICU Competitive Product or New Joint Product, if such infringement is related to a change to the Specifications requested by Hospira pursuant to Section 3.1(a) hereof and is not otherwise caused by the wrongful act or omission of ICU; or (f) any breach of any of Hospira's representations, warranties, covenants or obligations under this Agreement. As the indemnified Party, ICU shall use commercially reasonable efforts to limit the liabilities for which it is being indemnified hereunder.

      11.2 ICU's Indemnification of Hospira. ICU shall indemnify and hold Hospira, its Affiliates, and all of their respective officers, directors, employees, agents and representatives, harmless from and against all Liabilities related to this Agreement and asserted by Third Parties to the extent such arise out of or are attributable to: (a) any negligent or wrongful act or omission on the part of ICU, its employees or agents; (b) any alleged infringement of any Third Party intellectual property right resulting from the manufacture, use,


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sale, offer for sale or importation of a New ICU Competitive Product or New
Joint Product, unless such infringement is caused by a change to the Specifications requested by Hospira pursuant to Section 3.1(a) hereof and is not otherwise caused by the wrongful act or omission of ICU; (c) any alleged infringement of any Third Party intellectual property right resulting from the manufacture, use, sale, offer for sale or importation of the Transferred Products, Transferred Components or New Hospira Competitive Products, if such infringement is caused by a change requested by ICU pursuant to Section 3.1(a) or (b) hereof; (d) any breach of any of ICU's representations, warranties, covenants or obligations under this Agreement; or (e) other than as indemnified for by Hospira pursuant to Section 11.1(b) or (c) above, the manufacture of the Products or the use of or lack of safety or efficacy of any Product. As the indemnified Party, Hospira shall use commercially reasonable efforts to limit the liabilities for which it is being indemnified hereunder.

      11.3 Notice and Defense. The Party seeking indemnification shall promptly notify the other Party of any Liabilities for which indemnification is sought. The indemnified Party shall cooperate fully with the indemnifying Party in the investigation and defense of any Liability and shall allow the indemnifying Party to control the defense of any such Liability with counsel reasonably satisfactory to the indemnified Party. No settlement or compromise shall be made without the prior written consent of the indemnifying Party, which consent shall not be unreasonably withheld.

      11.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES RESULTING FROM ANY BREACH OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND EACH PARTY HEREBY WAIVES ON BEHALF OF ITSELF AND ITS AFFILIATES ANY CLAIM FOR SUCH DAMAGES, INCLUDING ANY CLAIM FOR PROPERTY DAMAGE OR LOST PROFITS, WHETHER ARISING IN CONTRACT OR TORT.

      The foregoing limitations of liability shall not apply to (i) liability for breaches of confidentiality under Article 12, or (ii) a Party's indemnification obligations for claims brought by Third Parties.

      11.5 Insurance.

            (a) ICU will procure and maintain, at its own expense, for the Term of this Agreement, and for a period of time thereafter as set forth herein, the types of insurance specified below with carriers rated A(VII) or better with A.
M. Best or the equivalent rating from Moody's or S&P:

                  (i) Commercial General Liability including premises operations, products and completed operations, blanket contractual liability, personal injury and advertising injury including fire legal liability for bodily injury and property damage in an amount not less than $1,000,000 per occurrence and $2,000,000 in the aggregate;

                  (ii) Excess Liability with a combined single limit in an amount of not less than $9,000,000 per occurrence, so that the combined total with the insurance described in clause (i) above is at least $10,000,000 in the aggregate; and


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                  (iii) All Risk Property Insurance on a replacement cost basis for any Specified Components and other Hospira property while under the care, custody and control of ICU.

            (b) Hospira and its subsidiaries, affiliates, directors, officers, employees and agents shall be an additional insured with respect to Commercial General Liability and Excess Liability coverages and a loss payee with respect to All Risk Property coverages. Prior to commencement of this Agreement, and annually thereafter, ICU shall furnish Hospira with certificates of insurance evidencing the insurance coverages stated above and shall require at least 30 days written notice to Hospira prior to any cancellation, non-renewal or material change in said coverage. ICU agrees that its insurance shall act as primary and noncontributory from any other valid and collectible insurance maintained by Hospira. In no way shall ICU's liability under this Agreement be limited to what is recovered by insurance.

                          ARTICLE 12 - CONFIDENTIALITY

      12.1 Non-Disclosure. It is recognized by the Parties that during the Term the Parties may exchange Confidential Information. Hospira agrees that it shall not disclose Confidential Information received from ICU, and shall not use Confidential Information disclosed to it by ICU for Hospira's benefit (other than in the performance of its obligations hereunder) or for the benefit of any Third Party. ICU agrees that it shall not disclose Confidential Information received from Hospira, and shall not use Confidential Information disclosed to it by Hospira for ICU's benefit (other than in the performance of its obligations hereunder) or for the benefit of any Third Party. The obligations of the Parties relating to non-disclosure of Confidential Information shall expire five years after the termination of this Agreement.

      12.2 Public Announcements.

            (a) No press release related to this Agreement or the transactions contemplated herein, or other announcement to the customers or suppliers of Hospira, will be issued without the joint approval of Hospira and ICU, except:
(i) any public disclosure which Hospira or ICU in its good faith judgment believes is required by any Laws or by any stock exchange or national stock market on which its securities are listed (in which case the Party making the disclosure will use its commercially reasonable efforts to consult with the other Party prior to making any such disclosure); (ii) that Hospira may make such an announcement to its employees; and (iii) as provided in Section 12.2(b) below.

            (b) As soon as practical after the execution of this Agreement, the Parties will issue the joint press release set forth on Schedule 6.10(b) of the Asset Purchase Agreement. The Parties will use the question and answer document set forth on Schedule 6.10(b) of the Asset Purchase Agreement when making public statements related to this Agreement.

            (c) The Parties acknowledge that ICU is required to describe this Agreement in, and provide copies of this Agreement with, various filings with the Securities and Exchange Commission. ICU agrees to use reasonable efforts to seek confidential treatment of any market competitive information contained in this Agreement.


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      12.3 Employee and Consultant Obligations. Each Party represents, warrants and covenants that, unless prohibited by or inconsistent with applicable Laws, all of its employees, officers, consultants and advisors who are supporting the performance of its obligations under this Agreement shall have executed agreements, or have existing obligations under law, requiring assignment to such Party of all intellectual property made during the course of and as the result of their association with such Party and obligating such employee, officer, consultant or advisor to maintain as confidential such Party's Confidential Information as well as any confidential information of a Third Party which such Party may receive. Each Party represents and warrants that to its knowledge, none of its employees who are or will be involved in the performance of obligations hereunder are, as a result of the nature of such obligations to be conducted by the Parties as set forth herein, in violation of any covenant in any contract with a Third Party relating to non-disclosure of proprietary information, non-competition or non-solicitation. Each Party represents and warrants that, to its knowledge, none of its employees are in breach of any agreement with any Third Party which would affect such Party's obligations under this Agreement.

                       ARTICLE 13 - TERM AND TERMINATION

      13.1 Term. Unless earlier terminated, the Term shall commence on the Effective Date and shall expire on December 31, 2024 (the "Term").

      13.2 RESERVED

      13.3 Termination For Cause.

            (a) Notice of Breach. A Party may terminate this Agreement by giving the other Party 60 days' prior written notice of such termination if such other
Party: (i) appoints a receiver, executes an assignment for the benefit of creditors or files or otherwise becomes subject to bankruptcy or insolvency proceedings that are not discharged within 90 days; or (ii) materially breaches this Agreement and fails to cure such breach within 60 days of receiving notice thereof. In no event shall a Party's right to cure an alleged material breach be prejudiced by such Party's seeking dispute resolution under Section 14.4 as to whether a material breach has occurred. Any termination under this Section 13.3 shall be without prejudice to any other legal or equitable rights the terminating Party may have.

            (b) Negotiation Period. Upon receipt of notice of termination for an uncured material breach pursuant to Section 13.3(a)(ii) above, the Parties shall engage in good faith negotiations between their respective CEOs (or their designees) during a period of 28 calendar days following receipt of the notice.

            (c) Initiation of ADR Proceeding Regarding Termination. If the matter has not been resolved within such 28 calendar days, or if the Parties fail to meet within such 28 calendar days, the Party seeking termination may initiate an ADR proceeding (beginning with Paragraph 1 of Exhibit 14.4) with respect to whether the other Party has materially breached this Agreement and failed to timely cure such breach, entitling the non-breaching Party to termination pursuant to Section 13.3(a)(ii).


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            (d) Special Transaction. The Parties agree that upon a termination of this Agreement for Hospira's material breach, the Parties shall effect the Special Transaction unless Hospira can establish in the ADR proceeding that effecting the Special Transaction would be unfair under the circumstances. The Parties agree that the Special Transaction is not intended to be a penalty, but rather to be a fair means of terminating their relationship under this Agreement under the circumstances described above.

      13.4 Termination by Mutual Agreement. The Parties may mutually agree in writing to terminate this Agreement.

      13.5 Certain Effects of Termination.

            (a) Delivery of Previously Ordered Products. Upon any termination of this Agreement by ICU, Hospira shall, at its option, be entitled to have delivered the Products ordered prior to such termination pursuant to outstanding Purchase Orders, or to cancel such outstanding Purchase Orders.

            (b) Inventory. Upon any termination of this Agreement, Hospira may continue to sell the Products manufactured by ICU under the terms and conditions of this Agreement until any inventory of Products owned by Hospira has been sold. ICU shall destroy all material in its inventory reflecting Hospira's trademarks.

            (c) Confidential Information. Upon any termination of this Agreement, each Party shall cease using all Confidential Information of the other Party. Upon either Party's request, the other Party shall destroy or return to its owner all written and tangible Confidential Information; provided, however, that each Party may keep one copy of such Confidential Information for archival and compliance purposes only.

            (d) Manufacturing Documentation and Intellectual Property Upon Non-Breach Termination (Hospira's Rights). Upon the expiration of this Agreement under Section 13.1, or by mutual agreement of the Parties under Section 13.4, except to the extent necessary to comply with clause (a) above, (i) ICU shall have no further rights to any intellectual property rights owned solely by Hospira, (ii) ICU shall transfer to Hospira, and have no further rights to, all manufacturing processes, documentation, specifications, know-how, intellectual property and Regulatory Approvals necessary for the manufacture and sale of the Transferred Products, Transferred Components and New Hospira Competitive Products, and (iii) ICU shall provide a copy to Hospira of all manufacturing processes, documentation, specifications, know-how, intellectual property and Regulatory Approvals for the New Joint Products to enable Hospira to manufacture and sell such New Joint Products and, if there is intellectual property solely owned by ICU that is necessary to manufacture or sell New Joint Products, then ICU shall grant to Hospira a license to use all of its intellectual property rights that are necessary to manufacture and sell the New Joint Products on commercially reasonable terms to be negotiated in good faith by the Parties; provided that ICU shall not be required to grant licenses or transfer the items described in clauses (ii) and (iii) above that relate to ICU proprietary components or products, but shall sell such components or products to Hospira on commercially reasonable terms.


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                                                                    Confidential

            (e) Manufacturing Documentation and Intellectual Property Upon Non-Breach Termination (ICU's Rights). Upon the expiration of this Agreement under Section 13.1 or termination by mutual agreement of the Parties under
Section 13.4, if there is intellectual property solely owned by Hospira that is necessary to manufacture or sell New Joint Products, then Hospira shall grant to ICU a license to use all of its intellectual property rights that are necessary to manufacture and sell the New Joint Products on commercially reasonable terms to be negotiated in good faith by the Parties.

            (f) Manufacturing Documentation and Intellectual Property Upon Material Breach Termination (Hospira's Rights). In the event that this Agreement is terminated by Hospira for material breach under Section 13.3 (a) above, except to the extent necessary to comply with clause (a) above, (i) ICU shall have no further rights to any intellectual property rights owned solely by Hospira, (ii) ICU shall transfer to Hospira, and have no further rights to, all manufacturing processes, documentation, specifications, know-how, intellectual property and Regulatory Approvals necessary for the manufacture and sale of the Transferred Products, Transferred Components and New Hospira Competitive Products, and (iii) ICU shall provide a copy to Hospira of all manufacturing processes, documentation, specifications, know-how, intellectual property and Regulatory Approvals for the New Joint Products to enable Hospira to manufacture and sell such New Joint Products and, if there is intellectual property solely owned by ICU that is necessary to manufacture or sell New Joint Products, then ICU shall grant to Hospira a non-exclusive, royalty-free license to use all of its intellectual property rights that are necessary to manufacture and sell the New Joint Products; provided that ICU shall not be required to grant licenses or transfer the items described in clauses (ii) and (iii) above that relate to ICU proprietary components or products, but shall sell such components or products to Hospira on terms that are commercially reasonable under the circumstances.

            (g) Trademarks. Upon expiration or termination of this Agreement, except to the extent necessary to comply with clause (a) above, ICU shall immediately discontinue its use of the Hospira trademarks, and Hospira shall discontinue its use of the ICU trademarks once all inventory of Products has been sold.

            (h) Survival. The following Articles or Sections shall survive the termination or earlier expiration of this Agreement: Article 1 (Definitions),
Article 9 (Trademarks and Intellectual Property), Article 11 (Indemnification),
Article 12 (Confidentiality), Section 8.3 (Derivative Products), Section 13.3(d) (Special Transaction), Section 13.5 (Certain Effects of Termination), Section
14.3 (Notices), Section 14.4 (Dispute Resolution), Section 14.6 (Governing Law) and Section 14.8 (Assignment).

                           ARTICLE 14 - MISCELLANEOUS

      14.1 Force Majeure. Subject to Hospira's rights under Section 3.2(c) (i),
(ii) and (iii) (Failure to Supply) any delay in the performance of any of the duties or obligations of either Party hereto (except the payment of money) shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay;


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provided that such delay has been caused by or is the result of any acts of God, acts of public enemy, insurrections, riots, embargoes, labor disputes, including strikes, lockouts, job actions, or boycotts, fires, explosions, earthquakes, floods, shortages of energy, order by any governmental agency or instrumentality, or other unforeseeable causes beyond the control and without the fault or negligence of the Party so affected. The Party so affected shall give prompt notice to the other Party of such cause, and its expected duration. In such event, the Parties shall meet promptly to determine an equitable solution to the effects of any such event, and the Party claiming the force majeure event shall thereafter take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible.

      14.2 Independent Contractors. The Parties hereto are independent contractors. Nothing contained in this Agreement shall be construed to constitute a Party as a partner, agent or joint venturer with the other Party or as a participant in a joint or common undertaking with the other Party. Each Party shall be individually responsible for its own obligations and liabilities as herein provided. Neither Party shall be under the control or shall be deemed to control the other Party. Neither Party shall be the agent of or have the right or power to bind the other Party without such Party's express written consent, except as may be expressly provided in this Agreement.

      14.3 Notices. All notices hereunder shall be delivered personally; by registered or certified mail, postage prepaid; by facsimile with a confirmation copy sent by registered or certified mail, postage prepaid; or by overnight courier service, to the following addresses of the respective Parties:

      If to Hospira:  Hospira, Inc.
                      Building H1; Department 0960
                      275 N. Field Drive
                      Lake Forest, IL 60045-2579

                      Attention: Chief Executive Officer
                                 Facsimile No.: (224) 212-3262

      With a copy to: Hospira, Inc.
                      Building H1; Department NLEG
                      275 N. Field Drive
                      Lake Forest, IL 60045-2579

                      Attention: General Counsel
                                 Facsimile No.: (224) 212-2088

      If to ICU:      ICU Medical, Inc.
                      951 Calle Amanecer
                      San Clemente, California 92673

                      Attention: Chief Financial Officer
                                 Facsimile No.: 949-366-8368 and (949) 366-4264


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                                                                    Confidential

      With a copy to: Heller Ehrman White & McAuliffe
                      601 South Figueroa Street
                      40th Floor
                      Los Angeles, California 90017

                      Attention: Stephen E. Newton
                                 Facsimile No.: (213) 614-1868

Notices shall be effective upon receipt if personally delivered or delivered by facsimile, on the third Business Day following the date of mailing or on the first Business Day following deposit with an overnight courier service. A Party may change its address listed above by notice to the other Party.

      14.4 Dispute Resolution. The Parties recognize that bona fide disputes may arise which relate to the Parties' rights and obligations under this Agreement. The Parties agree that any such dispute shall be resolved by Alternative Dispute Resolution ("ADR") in accordance with the procedures set forth on Exhibit 14.4.

      14.5 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      14.6 Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of New York.

      14.7 Entire Agreement. This Agreement, including the Exhibits and Schedules, embodies the entire agreement and understanding between the Parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations, representations and discussions, whether verbal or written, of the Parties, pertaining to that subject matter. There are no promises, terms, conditions or obligations of the Parties pertaining to that subject matter other than as contained in this Agreement. Notwithstanding the foregoing, the Parties acknowledge that they have entered into other agreements pertaining to other subject matters, including the Asset Purchase Agreement and the Transaction Documents (as defined in the Asset Purchase Agreement). All Schedules and Exhibits to this Agreement constitute an integral part of this Agreement as if fully written herein.

      14.8 Assignment.

            (a) Neither Party shall assign this Agreement or any part hereof without the prior written consent of the other Party; provided, however, that
(i) Hospira may assign this Agreement in whole or in part without consent of ICU to a wholly-owned subsidiary of Hospira; provided that any such assignment shall not release Hospira from its obligations hereunder; (ii) Hospira may assign this Agreement, in whole or in part, without such consent in connection with the assignment, transfer, sale or spin-off to a Third Party of substantially its entire business to which this Agreement pertains, the sale of a product line, or


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                                                                    Confidential

in the event of its merger or consolidation with another company; (iii) ICU may assign this Agreement in whole or in part without such consent to a wholly-owned subsidiary of ICU; provided that any such assignment shall not release ICU from its obligations; and (iv) ICU may assign this Agreement without such consent in connection with its merger or consolidation with another company or the assignment, sale, transfer or spin-off to a Third Party of all or substantially all of its assets. No assignment shall relieve any Party of responsibility for the performance of any accrued obligation which such Party then has hereunder.

            (b) In the event of a Hospira Change of Control Event, Hospira or its successor shall devote sales, marketing and promotion personnel to its sales and marketing responsibilities hereunder as provided in Exhibit 14.8. If Hospira or its successor fails to fulfill its obligation under this Section 14.8(b), such failure shall be considered a material breach of this Agreement. If such material breach, or any other material breach of this Agreement following a Hospira Change of Control Event, is not cured after expiration of the applicable notice and cure period under Article 13 (Term and Termination), ICU shall be entitled to non-exclusive rights to market and sell the Products with all of the rights provided in Section 6.1. If ICU elects to terminate this Agreement as a result of such material breach, ICU shall (i) be entitled to non-exclusive rights to market and sell the Products with all of the rights provided in
Section 6.1 and (ii) be entitled to exercise all of its legal rights and remedies at law and equity against such successor as a result of the successor's material breach, including rights pursuant to Section 13.5 hereof.

            (c) In the event of an ICU Change of Control Event, ICU or its successor shall devote field-based technical and product sales support specialists to assist Hospira with its duties under Section 6.1 as provided on
Exhibit 14.8; provided that, ICU shall not be required to provide technical and product sales support specialists with respect to Surgicare Products. Hospira shall have Audit Rights to confirm compliance with this Section 14.8(c).

      14.9 Binding Effect. The provisions of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

      14.10 Parties in Interest. Nothing in this Agreement, expressed or implied, is intended to confer on any Person or entity other than Hospira and ICU any right or remedy under or by reason of this Agreement.

      14.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute a single agreement.

      14.12 Amendments and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the Parties. Any Party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving Party. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by that Party of its or any other Party's


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compliance with any representations or warranties or with any provisions of this
Agreement. No waiver by any Party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a Party to seek a remedy for noncompliance or breach by another Party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

      14.13 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted.


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                                                                    Confidential

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives on the date first above written.


                                                  ICU MEDICAL, INC.

                                                  By: /s/ George A. Lopez, M.D.
                                                      --------------------------
                                                  Name: George A. Lopez, M.D.
                                                  Title: President & CEO


                                                  HOSPIRA, INC.

                                                  By: /s/ Christopher B. Begley
                                                      --------------------------
                                                  Name: Christopher B. Begley
                                                  Title: Chief Executive Officer

  (Signature Page to Manufacturing Commercialization and Development Agreement)


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